Exhibit 10.34

OPTION TO ASSUME AND EXTEND LEASE

WHEREAS, BERNARD LEVERE and ZELDA LEVERE, as Landlord, and PIONEER PHARMACEUTICALS, INC., as Tenant, and ESSEX CHEMICAL CORP., as Guarantor, entered into a Lease (the “Lease”) and Guaranty of Lease dated as at December 1, 1986, relating to premises known and designated as 191 40th Street, Irvington, New Jersey (the “Premises”); and

WHEREAS, INTERNATIONAL VITAMIN CORPORATION, as Subtenant, (“IVC”) entered into a sublease (the “Sublease”) of the Premises as of February 22, 1994; and

WHEREAS, IVC desires to obtain an Option to assume the Lease and extend the term of the Lease;

NOW, for the mutual promises contained in this Option, and other good and valuable consideration,

The parties hereby agree as follows:

1.             IVC shall have the Option, provided it is not in default under the Sublease at the time of the exercise of the Option, and provided Tenant is not in default under the Lease at the time of the exercise of the Option, to assume all the obligations of the Lease and become a Co-Tenant with the Tenant under the Lease.

2.             IVC shall give written notice to the Landlord of the exercise of the Option to assume the Lease by no later than June 30, 2001. Upon giving written notice to the Landlord, IVC shall be deemed a Co-Tenant under the Lease, except that its obligation to pay rent from the time of the notice until December 31, 2001 shall be in the amount and in the manner as provided in the Sublease.

3.             IVC shall have the Option, provided it is not in default under the Lease or the Sublease at the time of the exercise of the Option, and provided Tenant is not in default under the Lease at the time of the exercise of the Option, to extend the Lease for an additional term of five (5) years, from January 1, 2002 to December 31, 2006 upon the same terms and conditions as provided in the Lease as modified by this Option except that the annual base rent during the years of such extension shall be Two Hundred Seventeen Thousand Three Hundred Fifty ($217,350.00) Dollars.

4.             IVC shall have the Option, provided it is not in default under the Lease and this Option at the time of the exercise of the Option, to extend the Lease for an additional term of five (5) years, from January 1, 2007 to December 31, 2011 upon the same terms and conditions as provided in the Lease, as modified by this Option, except that the annual base rent during the years of such extension shall be as follows:

2007	$223,871.00
2008	$230,587.00
2009	$237,504.00
2010	$244,629.00
2011	$251,968.00

5.             IVC may not exercise the extension Option provided in paragraph 4 above unless it shall have timely executed the prior extension Option provided in paragraph 3 above and is in occupancy and not in default at the time of the exercise of the subsequent extension of the term.

6.             IVC shall, following the extension term provided in paragraph 4 above, have no further extension Options.

7.             IVC shall give written notice to Landlord not less than six (6) months prior to the last day of the initial term, or the first extension term, as the case may be, of its election to extend the term of the Lease, or the Option shall be deemed waived.  Time is of the essence with respect to said elections.  If IVC shall exercise any such extension Option, the parties will, at the request of either, execute a document evidencing such extension. If IVC shall exercise any such extension Option, the references in the Lease to the term of the Lease shall be deemed to mean the term as extended, except where expressly otherwise provided.

8.             (a)           IVC acknowledges that, prior to its taking possession of the Premises, it inspected the Premises and satisfied itself as to its environmental condition and suitability for IVC’s intended use. Landlord represents and warrants that, to the best of Landlord’s knowledge, there have been no spills or discharges of Toxic or Hazardous Substances during Landlord’s ownership of the Premises, that to the best of Landlord’s knowledge there are no underground tanks at the Premises which were required to be registered pursuant to any environmental law in effect at the commencement of the Sublease, and that during Landlord’s ownership of the Premises Landlord has received no notices of violations of any environmental laws concerning the Premises. Except for the foregoing representations and warranties, Landlord makes no warranties or representations, either oral or express, as to the environmental or other condition of the Premises and as to all such matters IVC acknowledges that it accepts the Premises AS IS as of the commencement of the Sublease.

(b)           IVC warrants that it will fully comply with all applicable federal, state, and local laws, regulations, administrative rulings, orders, ordinances, and the like, as they now exist or may hereafter be amended or come into existence, pertaining to the protection of the environment and natural resources, including but not limited to ECRA (and its successor statute ISRA) and those regulating the handling and disposal of waste materials, upon taking possession of the Premises and thereafter.

(c)           IVC agrees to indemnify, and hold harmless the Landlord and their successors and assigns (the “Indemnified Parties”) from, and if requested in writing by any Indemnified Party, IVC shall defend (with counsel satisfactory to the Landlord) any Indemnified Party against, any fines, claims, orders, demands, reasonable costs, causes of action, judgments, suits, losses, reasonable expenses (including, without limitation, reasonable technical consultant fees, court expenses, reasonable expenses paid to other professionals and reasonable legal fees), and damages arising: (1) out of IVC’s or any of IVC’s permitted or non-permitted assignees or sublessee’s breach of the foregoing warranty which occurs during or after the Sublease term and the Lease term as may be extended by this Option except to the extent same is attributable to the acts of an Indemnified Party and/or (2) during or after the Sublease term and the Lease term as may be extended by this Option, out of or in any way relating to the presence, release or disposal of Toxic or Hazardous Substances on or from the Premises during the Sublease term and the lease term as may be extended by this Option, unless the Toxic or Hazardous Substances are present on the Premises solely as a direct result of the acts of an Indemnified Party. This indemnity shall include, without limitation, Landlord’s reasonable costs incurred in connection with:

(i)            Toxic or Hazardous Substances present or suspected to be present in the soil, groundwater or sail vapor on or under the Premises subsequent to the commencement of the Sublease;

(ii)           Toxic or Hazardous Substances that migrate, flaw, percolate, diffuse, or in any way move onto or under the Premises, subsequent to the commencement of the Sublease; or

(iii)          Toxic or Hazardous Substances present on or under the Premises as a result of any discharge, dumping or spilling (accidental or otherwise) onto the Premises subsequent to the commencement of the Sublease by any person, corporation, partnership or entity other than the Landlord or its agents.

The indemnification provided by this Subsection shall also specifically cover, without limitation, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state or local governmental agency or political subdivision or other third party because of the presence or suspected presence of Toxic or Hazardous Substances in the soil, groundwater or soil vapor on or under the Premises, unless the Toxic or Hazardous Substances are present solely as a direct result of the actions of an Indemnified Party. Those costs may include, but are not limited to, damages for loss or restriction on use of rentable or usable space or of any amenity of the Premises, sums paid in settlements of claims, reasonable attorneys’ fees, reasonable consultants’ fees and reasonable experts’ fees. The foregoing environmental indemnity shall be governed by the laws of the State of New Jersey, and shall survive the expiration or termination of this Option and the Lease.

(d)           As used in the foregoing Subsection, “Toxic or Hazardous Substances” shall be interpreted broadly to include, but not be limited to, any material or substance that is defined or classified under federal, state or local laws as: (i) a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ¶9601(14), Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. §1321, as or now hereafter amended; (ii) a “hazardous waste” pursuant to Section 1004 or Section 3001 of the Resource Conservation and Recovery Act, 42 U.S.C. §§6903, 6921, as now or hereafter amended; (iii) a toxic pollutant under Section 307(a) (1) of the Federal Water Pollution Control Act, 33 U.S.C. §1317(a)(1); (iv) a “hazardous air pollutant” under Section 112 of the Clean Air Act, 42 U.S.C. §7412, as now or hereafter amended; (v) a “hazardous material” under the Hazardous Materials Transportation Uniform Safety Act of 1990, 49 U.S.C. App. §1802(4), as now or hereafter amended; (vi) toxic or hazardous pursuant to regulations promulgated now or hereafter under the aforementioned laws; or (vii) presenting a risk to human health or the environment under other applicable federal, state or local laws, ordinances or regulations, including but not limited to the New Jersey Environmental Cleanup Responsibility Act (ECRA, N.J.S.A. 13:1K-6, et seq.) (and its successor statute ISRA), as now or as may be passed or promulgated or amended in the future. “Toxic or Hazardous Substances” shall also mean any substance that after release into the environment and upon exposure, ingestion, inhalation or assimilation, either directly from the environment or directly by ingestion through food chains, will or may reasonably be anticipated to cause death, disease, behavior abnormalities, cancer or genetic abnormalities. “Toxic or Hazardous Substances” specifically includes, but is not limited to, asbestos, polychlorinated biphenyls (“PCBs”); petroleum and petroleum-based derivatives, and urea formaldehyde.

(e)           In the event IVC receives any notice, letter, complaint, order, demand or other communication from a governmental entity or other third party involving an environmental matter addressed by this paragraph 8, IVC shall provide the Landlord with written notice of same within five (5) business days after IVC is first put on notice of same. To the extent not being performed by IVC the Landlord shall have the right (but not the obligation) to perform any investigation, containment, environmental sampling and monitoring, and, to the extent same is not being performed by IVC, to perform abatement, remedial or cleanup actions on the Premises, all upon giving written notice to IVC provided that any such actions shall be carried out in a good and workmanlike manner and in consultation with IVC so as to reasonably minimize interference with IVC’s business operations. IVC agrees to provide such access to the Premises as may be reasonably necessary to allow the Landlord and its representative to carry out said actions.

(f)            This paragraph 8 shall survive the expiration or termination of this Option and the Lease.

9.             At the end of the term of the Sublease or Lease or any extension Option, or upon IVC vacating the premises before the end of such term or being in default as to any term of the Sublease, Lease or this Option, IVC shall, at its sole cost and expense remove all its fixtures and equipment from the Premises and restore the Premises to the condition at the time of the beginning of the Lease, except for ordinary wear and tear.

10.           Nothing in this Option shall affect, release, or waive any obligations of PIONEER PHARMACEUTICALS, INC., as Tenant, or ESSEX CHEMICAL CORP., as Guarantor, of the Lease.

IN WITNESS, the parties have set their hands and seals or caused these presents to be signed by their proper corporate officers and caused their proper corporate seal to the affixed as of February         , 1995.

Signed, sealed and delivered
in the presence of:	/s/ Bernard Levere
BERNARD LEVERE
/s/ Herbert Holmes
/s/ Zelda Levere
ZELDA LEVERE

Attest:	INTERNATIONAL VITAMIN
CORPORATION, a corporation,
Sub-Tenant

/s/ Peter Olesinski	By	/s/ Arthur Edell
Secretary		President